Exhibit 99.1

                          (Vestin Mortgage letterhead)



September 30, 2003



Dear Investor:

Over the past few years, we have enjoyed wonderful returns to investors while striving to preserve the principal of each and every investor. I am writing to you today on behalf of Vestin Mortgage, the manager of the Funds, regarding the current status of our Monthly Distribution Program. Even though the annualized return from distributions for the year is excellent compared to other investments in the Market, we are expecting a temporary reduction in the monthly distributions. The following factors contribute to such a fluctuation in the distributions from the Funds:

1. As many of you have requested, we are setting aside a portion of the cash flow typically used for distribution as additional reserve until the unit values are restored from their slight reduction last month. We hope to have the unit value restored as soon as possible; however, we are not sure when this will be.

2. A portion of the portfolio is not performing at this time, which is common in this industry. In the aggregate, we believe this amount is small as a percentage of the total Funds. Unfortunately, these setbacks still reduce the return temporarily.

3. The Funds currently have cash funds in excess of $60 million, generating a low rate of interest in the bank at this time. This occurs periodically due to a combination of several loan payoffs and a temporary slowdown of new loan originations. We do not, and will not, sacrifice "safety" for "return" - even if this means we have a temporary buildup of capital that is generating a low return in a banking institution.

By providing returns to our Fund holders that continually exceed the marketplace, we have enjoyed great success over the years. Thank you for being a part of Vestin's team, and we look forward to sharing our success with you for years to come.

Best regards,

/s/ Michael Shustek
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Michael Shustek
Chief Executive Officer